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                                                                    EXHIBIT 99.1


                          AMERICAN LAND CRUISERS, INC.
                             1987 STOCK OPTION PLAN

         1. Purpose. The purpose of this Plan is to advance the interests of American Land Cruisers, Inc. (the "Company") by providing an additional incentive to attract and retain qualified and competent employees upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such employees.

         2. Definitions. As used herein, the following terms shall have the meaning indicated:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Committee" shall mean any committee to which the Board has delegated power to act pursuant to Section 4 hereof. In the event that the Board has not delegated such power, the term "Committee" shall refer to the full Board of Directors.

                  (c) "Company" shall mean American Land Cruisers, Inc., a Florida corporation.

                  (d)      "Director" shall mean a member of the Board.

                  (e) "Disability" or "Disabled" shall mean the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which has lasted, or can be expected to last, for a period of not less than 12 months.

                  (f) "Disinterested Person" shall mean one who, at the time he acts on the granting of any Option is not eligible, and within one year prior thereto has not been eligible, to receive Shares, options for Shares or any rights with respect to Shares under this Plan or any other Plan of the Company or any of its affiliates.

                  (g) "Employee" shall mean all employees of the Company or any subsidiary thereof (including, without limitation, an employee who also serves as an officer or director of the Company or of a subsidiary).

                  (h) "Fair Market Value" of a Share on any date of reference shall mean (1) if the Shares are listed or admitted for trading on any United States national securities exchange, or are traded through the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the last reported sale price of the Shares on the last business day prior to the date in question, or if no such sale is made on such day, the average of the bid and asked prices for such day, as reported in any newspaper of general circulation, (2) if the Shares are not so listed, admitted to trading or traded, the average of the last bid and asked quotations for Shares as reported by NASDAQ (or, if not so reported by NASDAQ, as reported by the National Quotation Bureau, Inc.) on the last business day prior to the date in question, or



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(3) if the Shares are not so listed, admitted to trading or traded and bid and asked prices are not so reported, an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Committee.

                  (i) "Option" (when capitalized) shall mean any option granted under this Plan.

                  (j) "Option Agreement" shall mean an agreement executed by the Company and an Employee evidencing an Option granted pursuant to the Plan.

                  (k) "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

                  (l)      "Plan" shall mean this 1987 Stock Option Plan.


                  (m) "Share(s)" shall mean a share or shares of the common stock, par value $0.01 per share, of the Company.

         3.       Shares and Options.

                  (a) The Company may grant from time to time Options to purchase an aggregate of up to 500,000 from Shares held in the Company's treasury or from authorized and unissued Shares. In no event shall any Option granted hereunder be deemed to be an "incentive stock option" as defined in
Section 422A of the Internal Revenue Code of 1986, as amended from time to time.

                  (b) All Options granted pursuant to the Plan shall be treated as "outstanding" until they are exercised in full, terminate or expire, or until they are canceled. If any Option shall terminate, expire or be canceled as to any Shares, new Options may thereafter be granted covering such Shares.

                  (c) Except as set forth in Section 13 hereof, the aggregate number of shares with respect to which Options may be granted shall be subject to change only by means of an amendment of the Plan duly adopted by the Board and approved by the shareholders within one year of the date of the adoption.

         4.       Administration of the Plan.

                  (a) The Plan shall be administered either (i) by the entire Board, or (ii) by a Committee consisting of not less than three (3) Directors. If a Committee is appointed, the Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee shall be filled by appointment by the Board.



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                  (b)      Subject to the provisions of the Plan, the Committee
(or the Board, if no Committee is appointed) shall have the authority, in its sole and absolute discretion, to:

                           (i) construe and interpret the provisions of the Plan or of any Option or Option Agreement, adopt, amend and rescind all rules, regulations and procedures and otherwise make any determinations which it deems necessary or advisable for the administration of the Plan, such interpretations, rule making and determinations to be final, conclusive and binding on all persons having any interest therein;

                           (ii)     determine who shall be granted Options;

                           (iii) determine the number of Shares with respect to which Options shall be granted and the exercise price per share of any Options granted; and

                           (iv) subject to the terms of the Plan, specify the terms and conditions of any Options granted, including, without limitation, (A) prescribing the date or dates on which an Option becomes exercisable, (B) providing that an Option accrues or becomes exercisable in installments over a period of years or upon the attainment of stated goals, or both, and (C) relating an Option to the continued employment of the Optionee for a stated period of time; provided, that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

                  (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the written approval of a majority of the members of the Committee.

         5.       Eligibility for Grant of Options.

                  (a) All Employees and Directors shall be eligible to receive Options under the Plan. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

                  (b) Notwithstanding subsection 5(a), the Committee may grant Options to a person not then in the employ of the Company in order to induce such person to become employed by the Company; provided, that the grant of Options to such person shall be conditioned upon such person becoming an Employee at or prior to the time of the execution of an Option Agreement evidencing such Options, and in no event shall any such person have any rights with respect to Options granted pursuant to the Plan prior to becoming an Employee.


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         6.       Grant of Options.

                  (a) Subject to the terms of the Plan, the Committee may from time to time grant Options with respect to the Shares covered by the Plan. In granting Options, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company with regard to these matters.

                  (b) Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement in the form attached as Exhibit A hereto or in such other form as the Committee shall from time to time approve, which agreement may contain any terms and conditions deemed necessary or desirable by the Committee, provided such terms and conditions are not inconsistent with this Plan or any applicable law.

                  (c) The Options granted under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to employment with the Company. Neither the Plan, any Option granted under the Plan nor any Option Agreement shall confer upon any person any right to continuance of employment by the Company.

                  (d) Notwithstanding any other provision of the Plan, and in addition to any other requirements of the Plan, Options may not be granted to a Director unless either (i) the grant of such Options is authorized by, and all of the terms of such Options are determined by, a Committee appointed in accordance with Section 14 of this plan, all of whose members are Disinterested Persons, or (ii) such Options are granted in conformity with both of the following requirements:

                  (A) The maximum number of Shares for which any one Director may be granted Options in any calendar year shall not exceed five percent (5%) of the total number of Shares for which Options may be granted under the Plan; and

                  (B) Any such Option may be exercised only after the expiration of six (6) calendar months from the date such Option is granted.

         7. Option Price. The Committee shall determine the exercise price of all Options granted pursuant to the Plan; provided, however, that in no event shall the exercise price per Share of any Option be less than the Fair Market Value per Share on the date such Option is granted.

         8.       Exercise of Options.

                  (a) An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of



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the aggregate exercise price of the Shares as to which the Option is exercised has been made, and (iii) arrangements which are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount which is necessary for the Company to withhold in accordance with applicable federal or state tax withholding requirements.

                  (b) Unless further limited by the Committee in any Option, the exercise price of any Shares purchased shall be paid in cash, by certified or cashier's check, by money order, with Shares (provided that at the time of exercise the Committee, in its sole discretion, does not prohibit the exercise of Options through the delivery of already-owned Shares) or by a combination of the above; provided, however, that the Committee, in its sole discretion, may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of Shares surrendered shall be their Fair Market Value. The Company, in its sole discretion, may lend money to an Optionee, guarantee a loan to an Optionee or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise.

         9. Exercisability of Options. Any Option shall become exercisable in such amounts, at such intervals and upon such terms and conditions as the Committee shall provide in the Option Agreement executed with respect to such Option, except as otherwise provided in this Section 9.

                  (a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date of grant of the Option.

                  (b) Unless otherwise provided in any Option Agreement, each outstanding Option shall become immediately and fully exercisable

                           (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), which has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity which results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any form of corporate transaction;

                           (ii) if the shareholder of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

                           (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).




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                  (c)      The Committee may, in its sole discretion, accelerate
the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

                  (d) The Committee, in its sole discretion, by giving written notice ("cancellation notice") to all Optionees may cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 9(b)(ii) and (iii) hereof, any Option which remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

         10.      Termination of Employment.

                  (a) An Optionee who ceases to be an Employee or Director for any reason (including layoff) other than death, Disability or termination by the Company for cause, may exercise within three (3) months after the date of such termination of employment (but not later than the originally prescribed expiration date) any Option granted to such Optionee, but only to the extent that the right to exercise any such Option has accrued on such date.

                  (b) An Optionee whose employment is terminated by the Company for "cause," or who is found to have engaged in conduct which would constitute "cause," shall forthwith upon such termination or determination cease to have any right to exercise any Option. For purposes of this paragraph, "cause" shall be deemed to include (but shall not be limited to) employment in any capacity with a competitor of the Company, commission of a felony, dishonesty with respect to the Company, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information and conduct substantially prejudicial to the business of the Company. The determination of the Committee as to the existence of cause shall be conclusive on the Optionee and the Company.

         11.      Disability.

                  (a) An Optionee who ceases to be an Employee or Director by reason of a Disability may exercise within a period of one (1) year after the date that the Optionee became Disabled (but not later than the originally prescribed expiration date) any Option granted to such Optionee, but only to the extent that the right to exercise any Option has accrued on the date such Optionee becomes Disabled (notwithstanding that the Optionee might have been able to exercise any such Option as to some or all of the Shares covered thereby on a later date if the Optionee had not become Disabled).

                  (b) The Committee shall make the determination both of whether a Disability has occurred and the date thereof. If requested, the Optionee shall be examined by a physician selected or approved by the Committee, the cost of which examination shall be paid for by the Company.


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         12.      Death. In the event that an Optionee ceases to be an Employee or Director by reason of such Optionee's death, such Optionee's survivors may exercise within a period of one (1) year after the date of death of such Optionee (but not later than the originally prescribed expiration date) any Option granted to such Optionee, but only to the extent that the right to exercise any such Option has accrued on the date of the Optionee's death (notwithstanding that the decedent might have been able to exercise any such Option as to some or all of the Shares covered thereby on a later date if the Optionee were alive and had continued to be an Employee).

         13.      Adjustment of Shares.

                  (a) In the event that the outstanding Shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, change in par value, stock split-up, combination of shares or dividend payable in capital stock, or the like:

                           (i) appropriate adjustment shall be made in the maximum number and kind of shares with respect to which Options may be granted under the Plan, so that the same percentage of the Company's issued and outstanding capital stock shall continue to be subject to the grant of Options under the Plan; and

                           (ii) appropriate adjustment to prevent dilution or enlargement of the rights granted to or available for Optionees shall be made in the number and kind of shares and in the exercise price per Share with respect to outstanding Options.

                  (b) Except as otherwise expressly provided herein, the issuance by the Company of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Options then subject to outstanding Options granted under the Plan or the exercise prices of such Options.

                  (c) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issuance by the Company of debt securities, or preferred or preference stock which would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         14. Transferability and Assignability of Options. An Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution. So long as an

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Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise the Option. An Option shall not be assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge or hypothecation, or the levy of any attachment or similar process, shall render the Option subject thereto null and void.

         15. Issuance of Shares. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any federal or state securities law or regulation including, but not limited to, the following: (a) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and (b) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any law or regulation deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

         16. Rights as a Shareholder. No Optionee to whom an Option has been granted shall have any rights as a shareholder with respect to any Shares covered by such Option except as to such Shares as shall have been issued to and registered in the Company's share register in the name of such Optionee upon the due exercise of the Option.

         17.      Interpretation.

                  (a) If any provision of the Plan should be held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

                  (b) The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida.

         18. Amendment and Discontinuation of the Plan. The Committee may from time to time amend the Plan or any Option; provided, however, that without approval by the shareholders of the Company, no such amendment shall materially
(i) increase the benefits accruing to participants under the plan, (ii) increase the number of Shares reserved for Options under the Plan, or (iii) modify or change the class of employees eligible to receive Options; and provided further, that, except to the extent provided in Section 9, no amendment, suspension or cancellation of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

         19. Termination of the Plan. The Plan shall terminate ten (10) years from the date of its adoption by the Board. The Plan may be terminated at an earlier date by a vote of the shareholders of the Company; provided, however, that any such earlier termination shall not affect any Options granted or Option Agreements executed prior to the effective date of such termination.


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         20.      Effective Date and Termination Date. This Plan shall become effective as of the date on which the Board adopts the Plan, but shall be subject within one (1) year after such adoption to the approval of the shareholders of the Company.